Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORMAT, INC.

PSI MERGER SUB, INC.

AND

THE W GROUP, INC.

April 29, 2011

i

	3.15.	Real Property	19
	3.16.	Parent Contracts	19
	3.17.	Tax Returns and Audits	20
	3.18.	Employee Benefit Plans; ERISA	20
	3.19.	Litigation	20
	3.20.	Intellectual Property	20
	3.21.	Foreign Corrupt Practices	21
	3.22.	Obligations to or by Shareholders	21
	3.23.	Employee Relations	21
	3.24.	No General Solicitation	21
	3.25.	No Integrated Offering	21
	3.26.	Application of Takeover Protections	22
	3.27.	Information	22
	3.28.	Disclosure	22

4.	Additional Agreements of the Parties		23

	4.1.	Filings	23
	4.2.	Amendment of Bylaws; Parent Directors and Officers	23
	4.3.	Parent Preferred Stock; Private Placement Warrants and Roth Warrant	24
	4.4.	Access	25
	4.5.	Conduct of Business	25
	4.6.	Stock Repurchase	27
	4.7.	Name Change	27
	4.8.	Private Placement	27
	4.9.	New Employment Agreement	27
	4.10.	Liabilities; Payoff Letters	27
	4.11.	Further Assurances	28

5.	Conditions Precedent to the Closing		28

	5.1.	Conditions Precedent to Obligations of Parent and Merger Sub	28
	5.2.	Conditions Precedent to Obligations of the Company	29

6.	Survival of Representations and Warranties		33

7.	Termination		33

	7.1.	Termination by Mutual Consent	33
	7.2.	Termination by Either the Company or Parent	33
	7.3.	Termination by the Company	33
	7.4.	Termination by Parent	34
	7.5.	Effect of Termination	34

8.	Amendment of Agreement		34

9.	Definitions		34

10.	Miscellaneous		43

	10.1.	Notices	43
	10.2.	Entire Agreement	44
	10.3.	Expenses	44
	10.4.	Time	44
	10.5.	Severability	45
	10.6.	Successors and Assigns	45
	10.7.	No Third Parties Benefited	45
	10.8.	Counterparts	45
	10.9.	Governing Law	45
	10.10.	No Strict Construction	46
	10.11.	Interpretive Matters	46
	10.12.	Remedies	46
	10.13.	Headings	47

LIST OF EXHIBITS

Exhibits

Exhibit A	-	Certificate of Designation

Exhibit B	-	New Employment Agreement

Exhibit C	-	Form of Voting Agreement

Exhibit D	-	Certificate of Merger

Exhibit E	-	Company Certificate of Incorporation

Exhibit F	-	Company Bylaws

Exhibit G	-	Form of Shareholder Rep Letter

Exhibit H	-	Lease Assignment Agreement

Exhibit I	-	Parent Restated Bylaws

Exhibit J	-	Name Change Merger Agreement

Exhibit K	-	Name Change Articles of Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on April 29, 2011, by and among Format, Inc., a Nevada corporation (“Parent”), PSI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of Parent, and The W Group, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein individually as a “Party,” or collectively as the “Parties.” Unless otherwise defined herein, capitalized terms shall have the respective meanings assigned to such terms in Section 9 hereof.

RECITALS

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”). Upon consummation of the Merger, the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent, and Merger Sub will cease to exist.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company have determined that this Agreement is advisable, fair to and in the best interests of their respective shareholders or stockholders, as applicable.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, and upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the stockholders of the Company immediately prior to the Effective Time (as defined in Section 1.2) (the “Company Stockholders”) and Parent, as the sole stockholder of Merger Sub, has voted for and approved this Agreement, the Merger and the other matters contemplated hereby, all in accordance with the DGCL.

WHEREAS, the Parties intend that the Merger and the other transactions contemplated herein will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations, and the Parties have agreed not to take actions that would cause the Merger not to qualify as such a tax-free reorganization.

WHEREAS, Parent’s board of directors (the “Parent Board”), in accordance with the articles of incorporation of Parent and applicable Law, has approved the designation of a new series of convertible preferred stock of Parent as Series A Convertible Preferred Stock, liquidation preference of $1,000 per share (the “Parent Preferred Stock”), which shares of Parent Preferred Stock shall be convertible into shares of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”), subject to the limitations on conversion set forth in the certificate of designation for the Parent Preferred Stock, to be in the form attached hereto as Exhibit A (the “Certificate of Designation”), at an initial conversion price of $0.375 per share, subject to adjustment as set forth in the Certificate of Designation, and otherwise in accordance with the terms set forth in the Certificate of Designation.

WHEREAS, the shares of Parent Preferred Stock issuable pursuant to this Agreement and in connection with the Private Placement (as defined below) shall initially be convertible into an aggregate of 303,895,741 shares (subject to adjustment as provided in the Certificate of Designation) of Parent Common Stock, subject to the limitations on conversion set forth in the Certificate of Designation, in accordance with the terms set forth in the Certificate of Designation.

WHEREAS, Parent (as it will exist as of the Closing (as defined below)) desires to sell shares of Parent Preferred Stock and warrants, substantially in the form attached as Exhibit B to the Purchase Agreement, to purchase initially 24,000,000 shares (subject to adjustment as provided in such warrants) of Parent Common Stock (such warrants, collectively the “Private Placement Warrants”; the shares of Parent Common Stock issuable upon exercise of the Private Placement Warrants being referred to as the “Private Placement Warrant Shares”), subject to the limitations on exercise set forth in the Private Placement Warrants, at an initial exercise price of $0.40625 per share, subject to adjustment as set forth in the Private Placement Warrants, in a private placement for aggregate gross proceeds to the Company of at least Eighteen Million Dollars ($18,000,000) (the “Private Placement”) to accredited investors pursuant to a Purchase Agreement (the “Purchase Agreement”).

WHEREAS, in connection with the Private Placement, Parent has agreed to issue to ROTH Capital Partners, LLC (“Roth”), as placement agent for the Private Placement, a warrant to purchase initially 3,360,000 shares (subject to adjustment as provided in such warrant) of Parent Common Stock (the “Roth Warrant”), subject to the limitations on exercise set forth in the Roth Warrant, at an initial exercise price of $0.4125 per share, subject to adjustment as set forth in the Roth Warrant.

WHEREAS, Parent has formed a wholly-owned subsidiary of Parent, incorporated in the State of Nevada (“Name Change Merger Sub”), and the Parent Board has authorized and approved the merger of Name Change Merger Sub with and into Parent, effective as of the Closing, upon the consummation of which Parent shall remain as the surviving corporation and the name of Parent shall be “Power Solutions International, Inc.” (the “Name Change Merger”).

WHEREAS, Parent and the Parent Shareholders set forth on Schedule I have entered into that certain Stock Repurchase and Debt Satisfaction Agreement, dated as of the date hereof (the “Repurchase Agreement”), pursuant to which (i) Parent shall repurchase from such Parent Shareholders an aggregate of three million (3,000,000) shares of Parent Common Stock and such Parent Shareholders shall terminate all of their right, title and interest, whether held collectively by such Parent Shareholders or individually by any Parent Shareholder, in and to, and release Parent from any and all obligations it may have with respect to, any and all indebtedness owed by Parent or any of its subsidiaries to such Parent Shareholders (including any accrued interest thereon), in exchange for (ii) Three Hundred Sixty Thousand Dollars ($360,000) (the “Stock Repurchase”).

WHEREAS, contemporaneously with the Closing, Parent and Thomas Somodi shall execute and deliver an employment agreement, substantially in the form attached hereto as Exhibit B (the “New Employment Agreement”), which shall set forth the terms and conditions of Mr. Somodi’s employment with Parent.

WHEREAS, on April 29, 2011, the Parent Board authorized and approved the merger of Parent with and into a wholly owned subsidiary of Parent to be effected solely for the purpose of changing Parent’s jurisdiction of incorporation from Nevada to Delaware (the “Migratory Merger”).

WHEREAS, on April 29, 2011, the Parent Board further authorized a 1-for-32 reverse stock split of shares of Parent Common Stock, which will not reduce the number of shares of Parent Common Stock that Parent is authorized to issue; provided, that, such reverse stock split may be effected by providing that each 32 shares of Parent Common Stock will be exchanged for one share of common stock of the surviving entity in the Migratory Merger (in which case, the consummation of the Migratory Merger will constitute such reverse stock split) (the “Reverse Split”)

WHEREAS, concurrently with the Closing, each of the persons listed on Schedule II has executed and delivered a voting agreement, in each case substantially in the form attached hereto as Exhibit C (collectively, the “Voting Agreements”), pursuant to which persons shall agree in writing to consent to, and approve, the Reverse Split and the Migratory Merger.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1. The Merger.

1.1. Merger. Upon and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL. At the Effective Time, the separate legal existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware under the name “The W Group, Inc.”

1.2. Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661, or such other location mutually agreed upon by the Parties (and with consent of the Parties, concurrently in such additional places as is appropriate given the nature of the transactions), commencing at 9:00 a.m. Chicago time, on the first Business Day following the date of this Agreement, subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 5.1 and 5.2 (or such later or earlier time and date as are mutually agreed to by Parent and the Company) (the “Closing Date”). At the Closing, a properly executed copy of the Certificate of Merger, in the form attached as Exhibit D hereto (the “Certificate of Merger”), shall be filed with the office of the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time that the Certificate of Merger becomes effective (the “Effective Time”).

1.3. Articles of Incorporation, Bylaws, Directors and Executive Officers.

(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit E hereto (the “Company Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”) from and after the Effective Time until further amended in accordance with applicable Law.

(b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit F hereto (the “Company Bylaws”), shall be the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) from and after the Effective Time until amended in accordance with applicable Law, the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws.

(c) The directors and executive officers of the Company immediately prior to the Effective Time, each of which is listed in Schedule 1.3(c), shall be the directors and executive officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his or her successor shall have been elected or appointed and qualified in accordance with applicable Law, or as otherwise provided in the Surviving Corporation Certificate of Incorporation or the Surviving Corporation Bylaws.

1.4. Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Merger Sub and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all Liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5. Manner and Basis of Converting Shares.

(a) Conversion of Shares. At the Effective Time:

(i) each share of Common Stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of Common Stock, par value $0.0001 per share, of the Surviving Corporation;

(ii) each share of Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) that is outstanding immediately prior to the Effective

Time, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive (A) 6.923077 shares of Parent Common Stock, and (B) 0.06643447 shares of Parent Preferred Stock, subject to Section 1.5(c). No interest will be paid on any cash held pending surrender of certificates representing such shares of Company Common Stock.

(iii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b) Registration of Transfers. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(c) Fractional Shares.

(i) Parent Common Stock. Notwithstanding anything set forth in Section 1.5(a)(ii), no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but instead the aggregate number of shares of Parent Common Stock issuable to a Company Stockholder (after aggregating all fractional shares of Parent Common Stock to be received by such Company Stockholder) pursuant to Section 1.5(a)(ii) shall be rounded to the nearest whole number (with 0.5 being rounded up).

(ii) Parent Preferred Stock. Notwithstanding anything set forth in Section 1.5(a)(ii), any fraction of a share of Parent Preferred Stock that will be issued to a Company Stockholder pursuant to Section 1.5(a)(ii) (after aggregating all fractional shares of Parent Preferred Stock to be received by such holder) shall be rounded to the nearest one hundred-thousandth of a share of Parent Preferred Stock (i.e., the aggregate number of shares of Parent Preferred Stock issuable to such Company Stockholder pursuant to Section 1.5(a)(ii) shall be rounded to the nearest one hundred-thousandth of a share of Parent Preferred Stock).

1.6. Surrender and Exchange of Certificates. At or promptly after the Effective Time and upon surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time, together with powers or other instruments of transfer duly executed in blank, or delivery of an affidavit and indemnification in a generally acceptable form stating that a Company Stockholder has lost the certificate or certificates representing such Company Stockholder’s shares of Company Common Stock or that such certificate has, or such certificates have, been destroyed (a “Lost Certificate Affidavit”), Parent shall issue to each Company Stockholder surrendering such certificate or certificates (or delivering a Lost Certificate Affidavit), certificates registered in the name of such Company Stockholder representing the number of shares of Parent Common Stock and shares of Parent Preferred Stock that such Company Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii). Until the certificate, certificates or Lost Certificate Affidavit is or are, as applicable, surrendered to Parent as contemplated by this Section 1.6, each certificate or Lost Certificate Affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive the shares of Parent Common Stock and shares of Parent Preferred Stock specified in Section 1.5(a)(ii) hereof for the holder thereof.

1.7. Parent Common Stock and Parent Preferred Stock. Parent covenants and agrees that it shall cause (a) the maximum aggregate number of shares of Parent Common Stock (i) into which the Company Common Stock is to be converted at the Effective Time pursuant to Section 1.5(a)(ii), (ii) into which the shares of Parent Preferred Stock (A) issuable at the Closing pursuant to Section 1.5(a)(ii), and (B) issuable at the closing of the Private Placement, shall be convertible, (iii) for which each of the Roth Warrant and the Private Placement Warrants shall be exercisable, (iv) which shall be issuable as Reset Shares (as defined in the Purchase Agreement), pursuant to the terms of the Purchase Agreement, and (v) for which the Reset Warrants (as defined in the Purchase Agreement), if any, shall be exercisable, subject to the limitations on conversion, exercise and issuance thereof prior to the Reverse Split, as applicable, and (b) the maximum aggregate number of shares of Parent Preferred Stock (x) into which the Company Common Stock is to be converted at the Effective Time pursuant to Section 1.5(a)(ii), and (y) to be issued pursuant to the Private Placement, to be reserved for issuance and available for such purpose.

1.8. Tax Matters. The Parties intend that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that this Agreement be a “plan of reorganization” within the meaning of Section 1.368-2 of the Treasury Regulations. Each Party hereby represents, warrants, covenants and agrees (a) to use its respective reasonable best efforts to cause the Merger to qualify as a tax-free reorganization described in Section 368(a) of the Code and not to take any actions that would reasonably be expected to cause the Merger to not so qualify; (b) that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations; (c) to report, act and file all Tax Returns in all respects for all purposes consistent with the transactions contemplated herein constituting a tax-free reorganization described in Section 368(a) of the Code; and (d) that such Party has not taken, and will not take, any inconsistent position on any Tax Return or other report or return filed with or provided to any Tax authority, or in any audit or administrative or judicial proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub, as of the date of this Agreement and on the Closing Date, that, except as set forth in the corresponding sections or subsections of the letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”):

2.1. Organization, Standing, Subsidiaries, Etc.

(a) The Company is a corporation duly organized and existing in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Transaction Documents to which it is a party or by which it is otherwise bound and to carry out the terms hereof and thereof. Complete copies of the Company Certificate of Incorporation and Company Bylaws of the Company, as in full force and effect, have been delivered or made available to Parent and Merger Sub prior to the execution of this Agreement, and have not since been amended or repealed.

(b) The Company does not have any Subsidiaries. For purposes of this Agreement, “Subsidiary” means any entity in which the Company, directly or indirectly, owned or owns Capital Stock or held or holds an equity or similar interest (including at any time prior to the time of this Agreement, at the time of this Agreement and at any time hereafter; and “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests in a partnership, any and all ownership interests in any other Person and any and all warrants, rights or options to purchase any of the foregoing.

2.2. Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect.

2.3. Capitalization of the Company. The authorized capital stock of the Company consists of three million five hundred thousand (3,500,000) shares of Company Common Stock, of which 1,444,444.44 shares are issued and outstanding as of the date of this Agreement. Section 2.3 of the Company Disclosure Letter sets forth the number of shares of Company Common Stock held by each of the Company Stockholders as of the date of this Agreement. All of such outstanding shares of Company Common Stock have been validly issued, fully paid and nonassessable. The Company has no outstanding options, rights or commitments to issue Company Common Stock or other equity securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other equity securities of the Company.

2.4. Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement, the Certificate of Merger and the other Transaction Documents to which the Company is a party have been duly authorized by the board of directors of the Company (the “Company Board”), the transactions contemplated hereby and thereby have been approved by the Company Stockholders in accordance with the DGCL, and, except for the filing of the Certificate of Merger with the Delaware Secretary of State, all of the corporate acts and other proceedings required of the Company, the Company Board and the Company Stockholders for the authorization, execution, delivery and performance of the Transaction Documents and the consummation of the Merger by the Company have been duly and validly taken, or will have been so taken prior to the Closing.

2.5. No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger: (a) will not require any consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal or state Governmental Authority, any court or tribunal or any other third party by the Company or any of its Subsidiaries, except for the filing of the Certificate of Merger with the Delaware Secretary of

State and for such approvals and other authorizations, consents, approvals, filings and registrations as shall have been obtained prior to the Closing, (b) will not cause the Company or any of its Subsidiaries to violate or contravene (i) any provision of Law applicable to the Company or any of its Subsidiaries, (ii) any rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries, (iii) any order, judgment or decree of any court applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iv) any provision of the Company Certificate of Incorporation or Company Bylaws, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties is bound or affected, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company or any of its Subsidiaries, except in the case of clauses (a), (b)(i), (b)(ii), (b)(iii), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of the Company Certificate of Incorporation or the Company Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

2.6. Binding Obligations. This Agreement and the other Transaction Documents dated of even date herewith to which the Company is a party have been duly executed by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity. As of the Closing, the Transaction Documents dated after the date of this Agreement and on or prior to the Closing Date shall have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity.

2.7. Broker’s and Consulting Fees. Except for (i) (A) a cash fee payable to Roth in connection with the consummation of the Merger, and (B) a cash fee payable to Roth, and the issuance of the Roth Warrant to Roth, in connection with the consummation of the Private Placement, together with the reimbursement of reasonable and documented out-of-pocket expenses of Roth, in each case pursuant to that certain letter agreement, dated June 28, 2010, by and between Roth and Power Solutions, Inc., a subsidiary of the Company, and (ii) a fixed fee payable to Invision Capital (as consultant to the Company), together with the reimbursement of reasonable out-of-pocket expenses incurred by Invision Capital, in connection with the Private Placement pursuant to that certain letter agreement, dated June 28, 2010, by and among Invision

Capital, the Company and its Subsidiaries, no Person has, or as a result of the transactions contemplated by this Agreement or by any of the Transaction Documents will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

2.8. Financial Statements. Attached as Section 2.8 of the Company Disclosure Letter are (a) the consolidated unaudited balance sheets of the Company and its Subsidiaries as of December 31, 2010 (the “Company Balance Sheet Date;” the consolidated unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2010 being referred to herein as, the “Company Balance Sheet”) and December 31, 2009, and the consolidated unaudited statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 2010, 2009 and 2008 (collectively, the “Company Financial Statements”). Such Company Financial Statements (including the notes thereto) (i) are consistent with the books and records of the Company, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows, as applicable, for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.

2.9. Absence of Undisclosed Liabilities. The Company has no obligations or liabilities, including accounts payable, whether direct or indirect, known or unknown, accrued, absolute or contingent, liquidated or unliquidated or due or to become due, except (a) to the extent set forth on or reserved against in the Company Balance Sheet or disclosed in the notes to the Company Financial Statements, (b) liabilities incurred, and obligations for agreements entered into and obligations under agreements entered into, in the ordinary course of business, and (c) liabilities incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or by the other Transaction Documents.

2.10. Litigation. There is no claim, legal action, suit, demand letter, arbitration, investigation or pending or possible enforcement action or other legal, administrative, regulatory or other governmental proceeding or hearing (“Litigation”) before or by any court, public board or Governmental Authority pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, assets or business that would reasonably be expected to have a Company Material Adverse Effect. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Authority or instrumentality or arbitration authority, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.11. Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of, or has been threatened to be charged with, or has been given notice of, or, to the knowledge of the Company, is under investigation with respect to, any violation of, any applicable Law, except for any violation or possible violation that has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

2.12. Foreign Corrupt Practices. None of the Company or any director, officer, or, to the knowledge of the Company, agent, employee or other Person acting on behalf of the

Company has, in the course of its actions for, or on behalf of, the Company: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (d) made other unlawful payment to any foreign or domestic government official or employee.

3. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Company, as of the date of this Agreement and on the Closing Date, that, except as set forth in the corresponding sections or subsections of the letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”):

3.1. Organization and Standing. Parent was formed on March 21, 2001. Parent is the record and beneficial owner of 100% of the outstanding Capital Stock of Merger Sub. Other than with respect to Merger Sub and Name Change Merger Sub, Parent does not own or have, and since its formation on March 21, 2001 has not owned or had, directly or indirectly any security or beneficial ownership interest in any Person (including through joint venture or partnership agreements) or any other interest in any Person. Parent is a corporation duly organized and existing in good standing under the Laws of the State of Nevada. Merger Sub is a corporation duly organized and existing in good standing under the Laws of the State of Delaware. Name Change Merger Sub is a corporation duly organized and existing in good standing under the Laws of the State of Nevada. Complete copies of the articles of incorporation and bylaws of Parent, the certificate of incorporation and bylaws of Merger Sub and the articles of incorporation and bylaws of Name Change Merger Sub, in each case as in full force and effect, have heretofore been delivered to the Company, and have not since been amended or repealed. None of Parent, Merger Sub or Name Change Merger Sub is qualified to conduct business as a foreign corporation in any state; except that Parent is qualified to do business in California. Each of Parent, Merger Sub and Name Change Merger Sub has all requisite corporate power and authority to carry on its business and to own or lease its properties and assets. Except for Parent’s direct ownership of 100% of the issued and outstanding shares of each of Merger Sub Common Stock and the common stock, par value $0.001 per share, of Name Change Merger Sub (the “Name Change Common Stock”), none of Parent, Merger Sub or Name Change Merger Sub has any Subsidiaries. Parent owns all of the issued and outstanding Capital Stock of Merger Sub and of Name Change Merger Sub, in each case free and clear of all Liens. Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to Parent, Merger Sub and Name Change Merger Sub taken together as one enterprise.

3.2. Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party or by which it is otherwise bound, and to carry out the transactions contemplated hereby and thereby. Name Change Merger Sub has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party or by which it is otherwise bound, and to carry out the transactions contemplated thereby. The Parent Board has determined that it is fair to and in the best interests of Parent and each of the Parent Shareholders (including Parent Shareholders holding shares of Parent Common Stock that are not subject to repurchase in the Stock Repurchase), and declared it advisable, to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, including the Merger, the Stock Repurchase, the Private Placement, the Reverse Split and the Migratory Merger. The execution, delivery and performance of this Agreement, the Certificate of Merger and the other Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, the Stock Repurchase, the Private Placement, the Reverse Split and the Migratory Merger (subject, (I) solely for purposes of the issuance of shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock issuable (a) pursuant to Section 1.5(a)(ii), and (b) pursuant to the Private Placement, in excess of the limitations on conversion thereof, and (II) solely for the purpose of the issuance of shares of Parent Common Stock issuable (A) upon exercise of the Private Placement Warrants, the Roth Warrant and the Reset Warrants, if any, and (B) issuable as Reset Shares pursuant to the terms of the Purchase Agreement, in each case prior to the Reverse Split, to obtaining the Shareholder Approval), have been duly authorized by the Parent Board and, to the extent applicable, the transactions contemplated hereby and thereby have been approved by Parent, as the sole stockholder of Merger Sub, and the board of directors of Merger Sub (the “Merger Sub Board”) in accordance with applicable Law. Except for the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the Name Change Merger Sub Articles of Merger with the Nevada Secretary of State, all of the corporate acts and other proceedings required to be taken by Parent, Merger Sub and Name Change Merger Sub and their respective boards of directors and shareholders, for the authorization, execution, delivery and performance of the Transaction Documents and the consummation of the Merger, the Stock Repurchase and the Name Change Merger by Parent, Merger Sub and Name Change Merger Sub, as applicable, have been duly and validly taken and no further consent or authorization is required by any of Parent, Merger Sub, Name Change Merger Sub or any of their respective directors or shareholders (except, (I) solely for purposes of the issuance of shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock issuable (a) pursuant to Section 1.5(a)(ii), and (b) pursuant to the Private Placement, in excess of the limitations on conversion thereof, and (II) solely for the purpose of the issuance of shares of Parent Common Stock issuable (A) upon exercise of the Private Placement Warrants, the Roth Warrant and the Reset Warrants, if any, and (B) issuable as Reset Shares pursuant to the terms of the Purchase Agreement, in each case prior to the Reverse Split, for the obtaining the Shareholder Approval).

3.3. Capitalization.

(a) Parent Capitalization. The authorized capital stock of Parent consists of (i) fifty million (50,000,000) shares of Parent Common Stock, of which no more than 770,083 shares of Parent Common Stock shall be issued and outstanding immediately prior to the Effective Time, after giving effect to the Stock Repurchase, but without giving effect to the issuance of shares of Parent Common Stock or Parent Preferred Stock pursuant to Section 1.5(a)(ii) or the issuance of shares of Parent Preferred Stock in the Private Placement, and (ii) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share, of which One Hundred Fourteen Thousand (114,000) are designated as Series A Convertible Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. Section 3.3 of the Parent Disclosure Letter sets forth the number of shares of Parent Common Stock held by each of the shareholders of Parent (the “Parent Shareholders”) as of the date of this Agreement

(without giving effect to the Stock Repurchase). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws, including pursuant to registration under, or valid exemptions from, federal securities Laws and any applicable state securities (or blue sky) Laws. (A) No shares of Capital Stock of Parent are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by Parent; (B) there are no outstanding options, rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of Capital Stock of Parent, Merger Sub or Name Change Merger Sub, or agreements or other arrangements by which Parent is or may become bound to issue additional shares of Capital Stock of Parent, Merger Sub or Name Change Merger Sub or options, rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of Capital Stock of Parent, Merger Sub or Name Change Merger Sub; (C) there are no agreements or other arrangements under which Parent, Merger Sub or Name Change Merger Sub is obligated to register the sale of any of its securities under the Securities Act; (D) there are no outstanding securities or instruments of Parent, Merger Sub or Name Change Merger Sub that contain any redemption or similar provisions, and there are no agreements or other arrangements by which Parent, Merger Sub or Name Change Merger Sub is or may become bound to redeem a security of Parent, Merger Sub or Name Change Merger Sub, and there are no other shareholder agreements or similar agreements to which Parent, Merger Sub, Name Change Merger Sub or, to the knowledge of Parent, any holder of Parent’s Capital Stock is a party; (E) there are no securities or instruments containing anti-dilution or similar provisions that will or may be triggered by the issuance of the shares of Parent Common Stock, Parent Preferred Stock, the Roth Warrant or the Private Placement Warrants pursuant to the transactions contemplated hereby, including the Merger and the Private Placement; (F) Parent does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) to Parent’s knowledge, no officer or director of Parent, Merger Sub or Name Change Merger Sub or beneficial owner of any outstanding shares of Parent Common Stock has pledged shares of Parent Common Stock in connection with a margin account or other loan secured by such Parent Common Stock. There is no voting trust, agreement or arrangement among any of the record or beneficial holders of Parent Common Stock or Parent Preferred Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock or Parent Preferred Stock.

(b) Merger Sub Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding as of the date of this Agreement. Parent owns all of the issued and outstanding shares of Merger Sub Common Stock free and clear of all Liens. Merger Sub has no outstanding options, rights or commitments to issue shares of Merger Sub Common Stock, Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent or Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Merger Sub Common Stock or any other equity securities of Merger Sub.

(c) Name Change Merger Sub Capitalization. The authorized capital stock of Name Change Merger Sub consists of 1,000 shares of Name Change Common Stock, all of which are issued and outstanding as of the date of this Agreement. Parent owns all of the issued and outstanding shares of Name Change Common Stock free and clear of all Liens. Name Change Merger Sub has no outstanding options, rights or commitments to issue shares of Name

Change Common Stock, Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent or Name Change Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Name Change Common Stock or any other equity securities of Name Change Merger Sub.

3.4. Merger Sub. Merger Sub was formed specifically for the purpose of consummating the Merger, and has not conducted, and will not conduct, any business prior to the Closing Date, except as approved by the Company in connection with the consummation of the Merger.

3.5. Name Change Merger Sub. Name Change Merger Sub was formed specifically for the purpose of consummating the Name Change Merger, and has not conducted, and will not conduct, any business prior to the consummation of the Name Change Merger, except as approved by the Company in connection with the consummation of the Name Change Merger.

3.6. Broker’s and Consulting Fees. No Person has, or as a result of the transactions contemplated by this Agreement or by any of the Transaction Documents will have, any right or valid claim against Parent, Merger Sub or Name Change Merger Sub for any commission, fee or other compensation as a finder or broker, or in any similar capacity. Parent and Merger Sub jointly and severally agree to indemnify and hold the Company harmless from and against any and all loss, claim or liability arising out of any claim by any Person for any such commission, fee or other compensation.

3.7. Validity of Shares.

(a) The shares of Parent Common Stock and Parent Preferred Stock to be issued to the Company Stockholders at the Closing pursuant to Section 1.5(a)(ii), and the shares of Parent Preferred Stock to be issued to investors in the Private Placement, are duly authorized and reserved for issuance and, upon issuance in accordance with the terms hereof or of the Purchase Agreement, as applicable, will be validly issued without violation of the preemptive rights of any Person, fully paid and nonassessable and free from taxes and Liens with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of shares of Parent Common Stock and the rights and preferences set forth in the Certificate of Designation, respectively.

(b) As of the Closing, a number of shares of Parent Common Stock shall have been duly authorized and reserved for issuance which equals at least the maximum aggregate number of shares of Parent Common Stock (i) into which the shares of Parent Preferred Stock (A) issuable at the Closing pursuant to Section 1.5(a)(ii), and (B) issuable at the closing of the Private Placement, shall be convertible, (ii) for which each of (X) the Roth Warrant, (Y) the Private Placement Warrants and (Z) the Reset Warrants, if any, shall be exercisable, and (ii) issuable as Reset Shares pursuant to the terms of the Purchase Agreement, in each case subject to the Shareholder Approval. Upon issuance or conversion in accordance with the Certificate of Designation, the shares of Parent Common Stock issuable upon conversion of the shares of Parent Preferred Stock issued to the Company Stockholders at the Closing and the shares of Parent Preferred Stock issued to investors in the Private Placement (collectively, the “Conversion

Shares”) will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens or charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Parent Common Stock. Upon exercise in accordance with the Roth Warrant, the shares of Parent Common Stock issuable upon exercise of the Roth Warrant will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens or charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Parent Common Stock. Upon exercise in accordance with the Private Placement Warrants, the Private Placement Warrant Shares issuable upon exercise of the Private Placement Warrants will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens or charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Parent Common Stock. Upon issuance in accordance with the Purchase Agreement, and upon exercise in accordance with the Reset Warrants, the Reset Shares and the Reset Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens or charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Parent Common Stock. Assuming the accuracy of the representations and warranties of the Company Stockholders set forth in the Shareholder Representation Letters, each substantially in the form attached hereto as Exhibit G (the “Shareholder Rep Letters”), the representations and warranties of investors in the Private Placement in the Purchase Agreement and the representations and warranties of Roth in the Roth Warrant, the issuance of shares of Parent Common Stock and Parent Preferred Stock to the Company Stockholders in the Merger, the issuance of shares of Parent Preferred Stock and the Private Placement Warrants to the investors in the Private Placement, the issuance of the Roth Warrant to Roth in connection with the Private Placement, the issuance of Conversion Shares upon conversion of shares of Parent Preferred Stock issued in the Merger and the Private Placement, the issuance of the shares of Parent Common Stock upon exercise of each of the Roth Warrant and the Private Placement Warrants, and the issuance of Reset Shares, Reset Warrants and Reset Warrant Shares (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement, will be exempt from registration requirements under the Securities Act and any other applicable securities Laws, and from the qualification or registration requirements of any applicable state securities (or blue sky) Laws.

3.8. SEC Reports; Financial Statements; Public Communications; Internal Controls and Disclosure Controls.

(a) Since September 1, 2006 (the date on which Parent initially filed with the Commission a Form 10-SB), through the date this representation is made, Parent has filed all reports, schedules, forms, registration statements and other documents required to be filed by it with the Commission pursuant to the requirements of the Exchange Act (all of the foregoing, together with any other reports, schedules, forms, registration statements and other documents filed by Parent with the Commission since September 1, 2006 and prior to the date this representation is made (including in each case all exhibits included therewith and financial statements and schedules thereto and documents incorporated by reference therein) being referred to herein as the “SEC Documents” and Parent’s balance sheet as of December 31, 2010 (the “Parent Balance Sheet Date”), as included in Parent’s annual report on Form 10-K for the period then ended, as filed with the Commission on March 28, 2011, being referred to herein as the “Latest Parent Balance Sheet”). A complete and accurate list of the SEC Documents is set forth in Section 3.8 of the Parent Disclosure Letter. Parent has made available to the Company or its representatives true and complete copies of the SEC Documents. Each of the SEC Documents was filed with the Commission within the time frames prescribed by the Commission for filing of such SEC Documents (including any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) such that each filing was timely filed (or deemed timely filed pursuant to Rule 12b-25 under the Exchange Act) with the Commission. As of their respective dates, the SEC Documents complied in all material respects with the securities Laws. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of each of the SEC Documents, no event has occurred that would require an amendment or supplement to any such SEC Document and as to which such an amendment has not been filed and made publicly available on the Commission’s EDGAR system no less than five Business Days prior to the date the representation is made. Parent has not received any written comments from the Commission staff that have not been resolved to the satisfaction of the Commission staff.

(b) As of their respective dates, the financial statements of Parent included in the SEC Documents (including the notes thereto, the “Financial Information”) complied as to form in all material respects with applicable accounting requirements and securities Laws with respect thereto. Such consolidated financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its or their operations and cash flows, as applicable, for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material individually or in the aggregate). The Financial Information is true, accurate and complete, has been prepared in accordance with GAAP, is consistent with the books and records of Parent and its predecessors (which are true, accurate and complete), and fairly presents such information as of the dates, and for the periods, presented. Since the date of the Latest Balance Sheet, there has been no change in Parent’s reserve or accrual amounts or policies.

(c) There are no, and have not been any, press releases, analyst reports, advertisements or other written communications with shareholders or other investors, or potential shareholders or other potential investors, on behalf of Parent, Merger Sub or Name Change Merger Sub or otherwise relating to Parent, Merger Sub or Name Change Merger Sub, issued, made, distributed, paid for or approved since September 1, 2006 by Parent, Merger Sub or Name Change Merger Sub or any of their respective officers, directors or Affiliates, by any Person engaged by (or otherwise acting on behalf of) Parent or any of its officers, directors or Affiliates, or, to the knowledge of Parent, by any shareholder of Parent. None of Parent, its officers, directors and Affiliates or any shareholder of Parent has made any filing with the Commission, issued any press release or made, distributed, paid for or approved (or engaged any other Person to make or distribute) any other public statement, report, advertisement or communication on behalf of Parent or otherwise relating to Parent that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading or has provided any other information to the Company that, considered in the aggregate, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

(d) The accounting firm that has expressed its opinion with respect to the consolidated financial statements included in Parent’s most recently filed annual report on Form 10-K (the “Audit Opinion”) is independent of Parent pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC, and such firm was otherwise qualified to render the Audit Opinion under applicable securities Laws. Each other accounting firm that has conducted or will conduct a review or audit of any of Parent’s consolidated financial statements was and is independent of Parent pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the Commission and was and is otherwise qualified to conduct such review or audit and render an audit opinion under applicable securities Laws. There is no transaction, arrangement or other relationship between Parent and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by Parent in its reports pursuant to the Exchange Act. Neither Parent nor Merger Sub nor any director, officer or employee, of Parent or Merger Sub has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or its internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or Merger Sub or any of their respective officers, directors, employees or agents to their respective boards of directors or any committee thereof or pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 and the Commission’s rules and regulations promulgated thereunder. There have been no internal or Commission investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of any executive officer, board of directors or any committee thereof of Parent or Merger Sub.

(e) Parent understands and acknowledges that, following the Merger, Parent may take the position that Parent was a “shell company” (as defined in Rule 12b-2 under the Exchange Act) and that there are limitations on the availability of Rule 144 promulgated under the Securities Act, as amended (or a successor rule thereto), to shareholders of a company that was at any time a “shell company.”

(f) Parent has at all times kept books, records and accounts with respect to all of Parent’s business activities, in accordance with sound accounting practices and GAAP consistently applied. Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the Commission’s EDGAR system no less than five (5) days prior to the date hereof, and the Company may rely upon, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (B) Section 906 of Sarbanes Oxley with respect to any SEC Documents.

(g) Parent is in compliance in all material respects with all rules and regulations of the Eligible Market applicable to it and the Parent Common Stock. Parent has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension, or termination of the trading or quotation of, the Parent Common Stock by or on the Eligible Market in the foreseeable future. Since August 20, 2010, (i) the Parent Common Stock has been, and is, quoted on the Over-the-Counter Bulletin Board under the symbol “FRMT.OB,” (ii) trading and quotation in the Parent Common Stock has not been suspended by the SEC or the Eligible Market and (iii) the Company has received no communication, written or oral, from the SEC or the Eligible Market regarding the suspension or termination of the trading or quotation of the Parent Common Stock by or on the Eligible Market. During the period commencing with the date of this Agreement and ending on the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities Laws and rules and the Eligible Market.

3.9. Investment Company. None of Parent, Merger Sub or Name Change Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.10. Governmental or Third Party Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal or state Governmental Authority, any court or tribunal or other third party is required by Parent, Merger Sub or Name Change Merger Sub in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents, or the consummation of the transactions contemplated hereby, including the Merger, or the consummation of the Stock Repurchase, the Private Placement, the Reverse Split or the Migratory Merger, except for (i) the filing of each of the Certificate of Designation and the Name Change Articles of Merger with the Nevada Secretary of State, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Information Statement with the Commission, (iv) the filing with the Commission of preliminary and definitive proxy statements, and the mailing to Parent Shareholders of such definitive proxy statement, in connection with the Shareholder Approval, (v) the Shareholder Approval, (vi) the filing of an amendment to the articles of incorporation of Parent and/or the filing of articles of merger with the Nevada Secretary of State and/or the filing of a certificate of merger with the Delaware Secretary of State in connection with the Reverse Split and the Migratory Merger, (vii) the authorizations, consents, approvals, filings and registrations contemplated by the Registration Rights Agreement, (viii) the filing of completed copies of each of the “Issuer Company-Related Action Notification Form” and “Transfer Agent Verification Form,” together with all documents required to be submitted therewith, with FINRA, and (ix) the authorizations, consents, approvals, filings and registrations contemplated by Section 4.1 hereof. All filings required to be filed prior to the Closing Date, including the filings contemplated by clause (viii) above, shall have been made by, or on behalf of, Parent prior to the Closing Date.

3.11. No Conflicts. The execution, delivery and performance by Parent and/or Merger Sub of this Agreement and the other Transaction Documents to which Parent and/or Merger Sub is a party, the execution, delivery and performance by Name Change Merger Sub of the Transaction Documents to which Name Change Merger Sub is a party, and the consummation by Parent, Merger Sub and Name Change Merger Sub of the transactions contemplated hereby and thereby, as applicable, (a) will not cause Parent, Merger Sub or Name Change Merger Sub to violate or contravene (i) any provision of Law applicable to Parent, Merger Sub or Name Change Merger Sub, (ii) any rule or regulation of any Governmental Authority applicable to Parent, Merger Sub or Name Change Merger Sub, (iii) any order, judgment or decree of any court applicable to Parent, Merger Sub or Name Change Merger Sub or by which any property or asset of Parent, Merger Sub or Name Change Merger Sub is bound or affected, or (iv) any provision of their respective articles of incorporation or certificate of incorporation, as applicable, or bylaws, in each case as amended and in effect as of the date this representation is made, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent, Merger Sub or Name Change Merger Sub is a party or by which Parent, Merger Sub or Name Change Merger Sub or any of their respective properties are bound or affected, and (c) will not result in the creation or imposition of any Lien upon any property or asset of Parent, Merger Sub or Name Change Merger Sub, except in the case of clauses (a)(i), (a)(ii), (a)(iii), (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent, Merger Sub or Name Change Merger Sub is in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its articles of incorporation or certificate of incorporation, as applicable, or its bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which Parent, Merger Sub or Name Change Merger Sub is a party or by which Parent, Merger Sub or Name Change Merger Sub or any of their respective properties is bound or affected, in each case, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.12. Binding Obligations. This Agreement and the other Transaction Documents dated of even date herewith to which Parent or Merger Sub is a party, and the Transaction Documents dated of even date herewith to which Name Change Merger Sub is a party, have been duly executed by Parent, Merger Sub and Name Change Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of Parent, Merger Sub and Name Change Merger Sub, as applicable, and are enforceable against Parent, Merger Sub and Name Change Merger Sub, as applicable, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity. As of the Closing, the Transaction Documents dated after the date of this Agreement and on or prior to the Closing Date shall have been duly executed and delivered by Parent, Merger Sub and Name Change Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and binding obligations of Parent, Merger Sub and Name Change Merger Sub, as applicable, enforceable against Parent, Merger Sub and Name Change Merger Sub, as applicable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity, and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited by federal securities Laws and public policy relating thereto.

3.13. Compliance with Laws. None of Parent, Mergers Sub or Name Change Merger Sub is in violation of, and since March 21, 2001 none of Parent, Merger Sub or Name Change Merger Sub has violated, and none of Parent, Merger Sub or Name Change Merger Sub has been threatened to be charged with, or been given notice of, or, to the knowledge of Parent, is under investigation with respect to, any violation of, any applicable Law, except for any violation or possible violation that has not had and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes which are exclusively the subject of Section 3.17.

3.14. No Assets; No Liabilities. Neither Merger Sub nor Name Change Merger Sub owns, or has any right to own, any assets, including, tangible and intangible, personal property or Real Property, and neither Merger Sub nor Name Change Merger Sub is involved in the operation of any business or property. None of Parent, Merger Sub or Name Change Merger Sub has any direct or indirect liabilities (including accounts payable), Indebtedness or obligations, whether known or unknown, accrued, absolute or contingent, liquidated or unliquidated or due or to become due, except for (a) legal fees of Parent expressly contemplated by Section 10.3 hereof, which legal fees are subject to the Expense Cap, and (b) other liabilities expressly arising hereunder or under any of the other Transaction Documents (but excluding liabilities arising under provisions hereof and thereof regarding payment of accounting and other similar expenses incurred in connection with the transactions contemplated hereby and thereby). There are no Liens on any of the assets of Parent, Merger Sub or Name Change Merger Sub.

3.15. Real Property. Section 3.15 of the Parent Disclosure Letter contains a complete and correct list of all Real Property leases to which Parent, Merger Sub or Name Change Merger Sub is a party or otherwise bound. True and complete copies of each of such Real Property leases, in each case as in full force and effect, have heretofore been delivered to the Company, and have not since been amended or repealed. None of Parent, Merger Sub or Name Change Merger Sub owns, leases, has agreed to lease or otherwise acquire, or may be obligated to lease or otherwise acquire, nor has Parent, Merger Sub or Name Change Merger Sub ever owned or leased any other interest in any Real Property. Prior to the Effective Time, (a) that certain Gross Lease, by and among Casa Medical Marketing, LLC, Parent and Mr. Ryan Neely, dated as of April 28, 2008 (as amended, restated, supplemented or otherwise modified prior to the date of this Agreement, the “Real Property Lease”), including all respective rights and obligations of Parent, Merger Sub and/or Name Change Merger Sub thereunder, shall be assigned to, and assumed by, Ryan Neely pursuant to an Assignment and Assumption Agreement, in the form attached hereto as Exhibit H (the “Lease Assignment Agreement”), and (b) each of the other leases set forth in Section 3.15 of the Parent Disclosure Letter, if any, shall be terminated and of no further force and effect and, following the Effective Time, none of Parent, Merger Sub or Name Change Merger Sub shall have any obligations or liabilities with respect to, or otherwise relating to, any such leases referred to in clauses (a) and (b) of this sentence.

3.16. Parent Contracts. Section 3.16 of the Parent Disclosure Letter contains a complete and correct list of all Contracts to which Parent, Merger Sub or Name Change Merger Sub is a party or otherwise bound (the “Parent Contracts”). True and complete copies of each of the Parent Contracts, in each case as in full force and effect, have heretofore been delivered to the Company, and have not since been amended or repealed. No party to any Parent Contract has a claim against Parent, Merger Sub or Name Change Merger Sub in respect of any breach or default thereunder. Prior to the Effective Time, each of the Parent Contracts (except for the Real Property Lease, which rights and obligations of Parent, Merger Sub and Name Change Merger Sub shall be assigned to, and assumed by, Mr. Ryan Neely prior to the Effective Time pursuant to the Lease Assignment Agreement) shall be terminated and of no further force and effect and, following the Effective Time, none of Parent, Merger Sub or Name Change Merger Sub shall have any obligations or liabilities with respect to, or otherwise relating to, any of the Parent Contracts.

3.17. Tax Returns and Audits. All required federal, state and local Tax Returns of Parent have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid. Parent is not and has not been delinquent in the payment of any Tax. Parent has not had a Tax deficiency assessed against it. None of Parent’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by Governmental Authorities. The reserves for Taxes reflected on the Latest Parent Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by Parent as of the Parent Balance Sheet Date. Since the Parent Balance Sheet Date, Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.18. Employee Benefit Plans; ERISA. None of Parent, Merger Sub or Name Change Merger Sub (a) has, and none of Parent, Merger Sub or Name Change Merger Sub has at any time ever had, any Employee Benefit Plans or any obligations under or with respect to any Employee Benefit Plans, or (b) is subject to contingent liability under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.19. Litigation. There is no Litigation before or by any court, public board or Governmental Authority pending or, to the knowledge of Parent, threatened against or affecting Parent, Merger Sub or Name Change Merger Sub or their respective properties, assets or business, or any officer or director of Parent, Merger Sub or Name Change Merger Sub in connection with his or her status as a director or officer of Parent, Merger Sub or Name Change Merger Sub. No officer or director of Parent nor any holder of more than five percent (5%) of the outstanding securities of Parent has been involved in securities-related Litigation during the past ten (10) years. None of Parent, Merger Sub, Name Change Merger Sub or any of their respective officers or directors is under any investigation by any Governmental Authority related to the conduct of Parent’s business, and there are no incidents, transactions or circumstances which might reasonably be expected to trigger such an investigation. None of Parent, Merger Sub or Name Change Merger Sub is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Authority or instrumentality or arbitration authority.

3.20. Intellectual Property. There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings or hearings, notices of violation, or, to the knowledge of Parent, investigations before any Governmental Authority instituted or pending against Parent, Merger Sub or Name Change Merger Sub, or threatened in writing by any Person, contesting or challenging the right of Parent, Merger Sub or Name Change Merger Sub to use any of the Intellectual Property owned or used by Parent, Merger Sub or Name Change Merger Sub or alleging that such Intellectual Property infringes or otherwise violates the Intellectual Property of any third party. None of Parent, Merger Sub or Name Change Merger Sub has received any written notice claiming that it has infringed or otherwise violated any Intellectual Property of any third party. Each of Parent, Merger Sub and Name Change Merger Sub are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.

3.21. Foreign Corrupt Practices. None of Parent, Merger Sub, Name Change Merger Sub or any director, officer, or, to the knowledge of Parent, agent, employee or other Person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

3.22. Obligations to or by Shareholders. Parent has no liability or obligation or commitment to any shareholder of Parent or any Affiliate thereof or of any shareholder of Parent, except for legal fees of Parent payable to Parent’s legal counsel as expressly contemplated by Section 10.3 hereof, which legal fees are subject to the Expense Cap, nor does any shareholder of Parent or any such Affiliate have any liability, obligation or commitment to Parent.

3.23. Employee Relations. Except for Mr. Ryan Neely, the sole officer and director of Parent as of the date of this Agreement, none of Parent, Merger Sub or Name Change Merger Sub has any employees, and none of Parent, Merger Sub or Name Change Merger Sub has any obligation or liability to any current or former officer, director, employee or Affiliate of Parent.

3.24. No General Solicitation. None of Parent, Merger Sub or Name Change Merger Sub or any of their respective Affiliates, nor any Person acting on the behalf of any of the foregoing, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act), including advertisements, articles, notices, or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or internet or any seminar meeting whose attendees have been invited by general solicitation or general advertising, in connection with the issuance of Parent Common Stock or Parent Preferred Stock to the Company Stockholders in the Merger.

3.25. No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock or Parent Preferred Stock issuable pursuant to Section 1.5(a)(ii) hereof, any shares of Parent

Preferred Stock or Private Placement Warrants issuable to investors in the Private Placement, the Roth Warrant, any of the Conversion Shares issuable upon conversion of shares of Parent Preferred Stock, any of the shares of Parent Common Stock issuable upon exercise of the Roth Warrant, the Private Placement Warrants or any Reset Warrants, or any Reset Shares or Reset Warrants, under the Securities Act or cause this offering of such shares of Parent Common Stock, Parent Preferred Stock, the Roth Warrant, the Private Placement Warrants, the Reset Shares, the Reset Warrants or the Reset Warrant Shares, as applicable, to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority.

3.26. Application of Takeover Protections. Parent and the Parent Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the articles of incorporation of Parent or the Laws of each of the State of Nevada and the State of Delaware to the transactions contemplated hereby or by any of the other Transaction Documents, including the Merger, Parent’s issuance of shares of Parent Common Stock and Parent Preferred Stock to the Company Stockholders in accordance with the terms hereof, Parent’s issuance of shares of Parent Preferred Stock and the Private Placement Warrants to investors in the Private Placement, and any Company Stockholder’s ownership, or the ownership of any investor in the Private Placement, of shares of Parent Common Stock and/or Parent Preferred Stock, as applicable. Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of Parent.

3.27. Information. All of the information provided by, or on behalf of, Parent, Merger Sub or Name Change Merger Sub regarding Parent, Merger Sub, Name Change Merger Sub or any of their respective officers, directors, employees, agents or other representatives to the Company or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with any Governmental Authority in connection with the consummation of the transactions contemplated hereby or by any of the other Transaction Documents, including pursuant to Section 4.1 hereof, is accurate and complete in all material respects.

3.28. Disclosure. There is no fact relating to Parent, Merger Sub or Name Change Merger Sub that Parent, Merger Sub or Name Change Merger Sub has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent or Merger Sub herein and no information disclosed in the schedules or exhibits hereto by Parent or Merger Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading. Each of Parent, Merger Sub and Name Change Merger Sub has, and to the knowledge of Parent, the auditors, legal counsel and other consultants, agents and representatives of Parent, Merger Sub and Name Change Merger Sub have, answered questions or inquiries of the Company and its legal counsel in connection with the Company’s and its legal counsel’s due diligence investigations fully and truthfully. The minute books and records of Parent, Merger Sub and Name Change Merger Sub which have been made available to the Company and its counsel, in connection with their due diligence investigation of Parent, Merger Sub and Name Change Merger Sub for the periods from their respective inception dates to the date of this Agreement, are all of the minute books and all of the material corporate records of Parent, Merger Sub and Name Change Merger Sub and contain copies of all material proceedings of the shareholders, the boards of directors and all committees of the boards of directors of Parent, Merger Sub and Name Change Merger Sub. There have been no material meetings, resolutions or proceedings of the shareholders, boards of directors or any committees of the boards of directors of Parent, Merger Sub and Name Change Merger Sub other than those reflected in such minute books and other records provided to the Company and its counsel.

4. Additional Agreements of the Parties.

4.1. Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent shall obtain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person, including any Governmental Authority, in connection with the consummation of the transactions contemplated hereby or by any other Transaction Documents and prepare and file any other documents or filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or state securities (or blue sky) or related Laws relating to the execution of this Agreement and each of the other Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby, as well as under regulations of, or as required by, such Governmental Authorities as may require the filing of such other filings, including filings pursuant to Rule 6490 of the Financial Industry Regulatory Authority. As promptly as practicable, and subject in all respects to the final sentence of this paragraph, upon the written request of the Company at any time prior to the Closing, Parent shall prepare and file the Information Statement with the Commission. The Company shall cooperate with Parent in connection with the preparation of the Information Statement, including promptly furnishing the Company, upon request, with any and all information as may be required to be set forth in the Information Statement under applicable Law. Parent shall provide the Company a reasonable opportunity to review and comment upon the Information Statement (including any amendments or supplements thereto), and any other filings contemplated by this Section 4.1. Notwithstanding the foregoing, except with the prior written consent of the Company, Parent shall not (i) file with the Commission, or mail to the Parent Shareholders, the Information Statement, or (ii) issue any press releases or make any other public disclosure or statements (including in any filings with the Commission) with respect to the transactions contemplated hereby or disclosing the name of the Company or any Company Stockholders, or (iii) file any other documents contemplated by this Section 4.1.

4.2. Amendment of Bylaws; Parent Directors and Officers.

(a) Prior to the approval by the board of directors of Parent of the Parent Board Appointments (as defined below) and prior to the Closing, Parent and the board of directors of Parent shall (i) adopt, effective as of the Effective Time, the Amended and Restated Bylaws of Parent, in the form attached as Exhibit I (the “Parent Restated Bylaws”), and shall not, thereafter and prior to the Closing, amend, modify, rescind or revoke the Parent Restated Bylaws, and (ii) set the number of members of the board of directors of Parent prior to the

Closing at six members, effective as of the Effective Time, in accordance with the Parent Restated Bylaws and the articles of incorporation of Parent.

(b) Ryan Neely (the “Resigning Person”) has delivered to Parent the Resigning Person’s irrevocable resignation (the “Resignation”) from each office with Parent held by the Resigning Person (the “Officer Resignation”) and from the board of directors of Parent (the “Board Resignation”), (i) which Officer Resignation shall be effective immediately following the Closing and the closing of the Private Placement, and (ii) which Board Resignation shall be effective on the later of (A) the date that is ten days after the date on which Parent shall have caused the Information Statement to be filed with the Commission and mailed to Parent Shareholders, and (B) immediately following the Closing (such later date, the “Board Resignation Date”); provided that the Resignation shall terminate and be of no force and effect upon the termination of this Agreement in accordance with Section 7 hereof. Parent shall accept (x) the Officer Resignation effective immediately following the Closing and the closing of the Private Placement, and (y) the Board Resignation, effective upon the Board Resignation Date, in each case without the necessity of any further action by Parent or of the Resigning Person. Neither Parent nor the board of directors of Parent shall take any action, or permit any action to be taken, to rescind or release the Resignation, or otherwise release, or permit or consent to the release of, the Resigning Person from the Resigning Person’s irrevocable obligation thereunder.

(c) Prior to the Closing, the board of directors of Parent shall take all actions (including making any filings and disclosures, and taking any other actions, necessary and appropriate to comply with applicable Law and the applicable rules and regulations of the Eligible Market) so that, (i) effective immediately following the Closing and the closing of the Private Placement, without any further action by Parent or the Parent Board, each of the Persons set forth on Schedule III shall hold such office or offices of Parent set forth next to such Person’s name on Schedule III, (ii) effective immediately following the Closing and the closing of the Private Placement, without any further action by Parent or the Parent Board, Gary Winemaster shall become a member of the board of directors of Parent and serve on the Parent Board in accordance with Schedule III, (iii) effective upon the Board Resignation Date, without any further action by Parent or the board of directors of Parent, each of the Persons listed on Schedule III other than Gary Winemaster (the Persons designated to become directors of Parent listed on Schedule III being referred to herein, collectively, as the “Director Designees”) shall become members of the board of directors of Parent (the appointment of the Persons pursuant to clauses (ii) and (iii) hereof, collectively, the “Parent Board Appointments”) and serve on the Parent Board in accordance with Schedule III, filling the vacancies created by the Board Resignation and the increase in the number of members of the board of directors of Parent in accordance with Section 4.2(a), as applicable, and (iv) effective immediately following the Closing and the closing of the Private Placement, the Resigning Person shall be designated as a member of Class III of the Parent Board and serve on the Parent Board until the Board Resignation Date. Schedule III sets forth the name of each Director Designee, the class of directors in which such Director Designee shall serve on the Parent Board, and the year of the annual meeting of Parent’s shareholders at which such Director Designee’s initial term on the Parent Board shall expire.

4.3. Parent Preferred Stock; Private Placement Warrants and Roth Warrant. Parent shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of (i) the aggregate number of Conversion Shares issuable upon conversion of shares of Parent Preferred Stock issued pursuant to Section 1.5(a)(ii) and the Private Placement, (ii) the aggregate number of shares of Parent Common Stock issuable upon exercise of the Roth Warrant, (iii) the aggregate number of Private Placement Warrant Shares issuable upon exercise of the Private Placement Warrants, (iv) the aggregate number of Reset Shares issuable pursuant to, and in accordance with, the Purchase Agreement, and (v) the aggregate number of Reset Warrant Shares issuable upon exercise of the Reset Warrants, in each case subject to any applicable limitations on conversion, exercise and issuance thereof prior to the Reverse Split. Parent acknowledges that its obligation to issue the Conversion Shares upon conversion of shares of Parent Preferred Stock issued pursuant to Section 1.5(a)(ii) and the Private Placement, its obligation to issue the shares of Parent Common Stock issuable upon exercise of the Roth Warrant, the Private Placement Warrants and the Reset Warrants, and its obligation to issue the Reset Shares and Reset Warrants pursuant to the Purchase Agreement are absolute and unconditional regardless of the dilutive effect that any such issuance may have on the ownership interests of other shareholders of Parent.

4.4. Access. During the period commencing with the date of this Agreement and ending at the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7 (the “Pre-Closing Period”), Parent on reasonable notice shall afford to the Company and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent, reasonable access to the properties, books, records, contracts and documents of Parent, Merger Sub and Name Change Merger Sub, and an opportunity to make such reasonable investigations as they shall desire to make of Parent, Merger Sub and Name Change Merger Sub; and Parent shall furnish or cause to be furnished to the Company and its authorized representatives all such information with respect to the business and affairs of Parent, Merger Sub and Name Change Merger Sub as the Company and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent, Merger Sub and Name Change Merger Sub reasonably available for consultation and permit access to other third parties as reasonably requested by the Company for verification of any information so obtained.

4.5. Conduct of Business. During the Pre-Closing Period, each of Parent, Merger Sub, Name Change Merger Sub and the Company shall conduct its business in the ordinary course and consistent with prudent and past business practice, except for transactions expressly contemplated hereby or by any of the other Transaction Documents, including the Merger, the Stock Repurchase and the Private Placement, or with the prior written consent of the other Parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, except as expressly contemplated hereby or by any of the other Transaction Documents, including the issuance of the shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 1.5(a)(ii), the issuance of Parent Preferred Stock and the Private Placement Warrants in the Private Placement and the Stock Repurchase, during the Pre-Closing Period, none of Parent, Merger Sub or Name Change Merger Sub shall:

(a) create, assume or suffer to exist any Lien on any of its properties or assets, whether tangible or intangible;

(b) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its material assets or except as otherwise provided for in this Agreement, cancel any Indebtedness owed to it;

(c) change any method of accounting or accounting practice used by it, other than such changes required by GAAP;

(d) issue, grant, deliver, sell, repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of Capital Stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such Capital Stock, such other equity interests or such securities;

(e) propose or adopt any amendment or other changes to its articles of incorporation or certificate of incorporation, as applicable, or its bylaws or other charter documents, as the case may be, or other governing documents;

(f) declare, set aside or pay any dividend or distribution with respect to any share of its Capital Stock or declare or effectuate a stock dividend, stock split or similar event, other than Tax distributions;

(g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation;

(h) make any equity investment in, make any loan, advance or capital contribution to, or acquire the securities or assets of any other Person;

(i) enter into any new or additional agreements or modify any existing agreements relating to the employment of, or compensation or benefits payable or to become payable to, any past or present officer or director or any written agreements of any of its past or present employees;

(j) make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders;

(k) pay, discharge, satisfy or settle any liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business;

(l) agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent, Merger Sub, Name Change Merger Sub or the Company, as the case may be, to consummate the transactions contemplated by this Agreement and by the other Transaction Documents;

(m) form or acquire any subsidiaries; or

(n) agree or commit to take any of the actions specified in this Section 4.5.

4.6. Stock Repurchase. Parent and the Parent Board shall take all actions necessary or appropriate to consummate the Stock Repurchase simultaneously with the Closing, pursuant to, and subject to the terms and conditions set forth in the Repurchase Agreement.

4.7. Name Change. Prior to Closing, the Company shall, and shall cause Name Change Merger Sub to, enter into an Agreement and Plan of Merger, in the form attached hereto as Exhibit J (the “Name Change Merger Agreement”), pursuant to which Name Change Merger Sub will be merged with and into Parent, and Parent shall remain as the surviving corporation, with the name of Parent, effective as of the Closing Date, changed to “Power Solutions International, Inc.” Promptly following Parent’s and Name Change Merger Sub’s entry into the Name Change Merger Agreement, and prior to the Closing, Parent shall, and shall cause Name Change Merger Sub, to execute, deliver and file with the Secretary of State of the State of Nevada the articles of merger, in the form attached as Exhibit K (the “Name Change Articles of Merger”), in accordance with Section 92A.180 of the Nevada Revised Statutes, thereby effectuating the Name Change Merger, effective as of the Closing Date.

4.8. Private Placement. Parent and the Parent Board shall take all actions necessary or appropriate to (a) execute and deliver to the investors in the Private Placement and the Company the Purchase Agreement representing investments in Parent Preferred Stock and the Private Placement Warrants in the Private Placement of not less than an aggregate of Eighteen Million Dollars ($18,000,000), the Registration Rights Agreement, the Voting Agreements and each of the other documents and instruments contemplated thereby to be entered into at or prior to the Closing in connection with the Private Placement, and (b) consummate the Private Placement contemporaneously with the Closing, pursuant to, and subject to the terms and conditions set forth in, the Purchase Agreement.

4.9. New Employment Agreement. Parent and the Parent Board shall take all actions necessary or appropriate to execute and deliver to the Company and Thomas Somodi the New Employment Agreement contemporaneously with the Closing.

4.10. Liabilities; Payoff Letters. Prior to the Closing, Parent shall pay off, terminate or otherwise satisfy, or cause to be paid off, terminated or otherwise satisfied, in full, solely with available cash or cash equivalents of Parent, all of its direct and indirect liabilities (including accounts payable), Indebtedness and obligations, except for (a) legal fees of Parent expressly contemplated by Section 10.3 hereof, which legal fees are subject to the Expense Cap, (b) other liabilities and obligations under the Transaction Documents, and (c) the Filing Fees (as defined in Section 10.3). Subject to clauses (a), (b) and (c) of the immediately preceding sentence, at or prior to Closing, Parent shall deliver, or cause to be delivered, a payoff letter (each, a “Payoff Letter,” and collectively, the “Payoff Letters”) from each Person to which Parent is obligated in respect of any liabilities (including accounts payable), Indebtedness or obligations (each, a “Payoff Party”), other than Ryan Neely and Michelle Neely (the satisfaction of such liabilities, Indebtedness and obligations are covered by the Repurchase Agreement), indicating that upon payment of a specified amount, Parent shall not have any direct or indirect liabilities (including accounts payable), Indebtedness or obligations owed to such Payoff Party or any of its affiliates, and no such Payoff Party or any of its affiliates shall have any claims against Parent or any rights in respect of any such liabilities, Indebtedness or obligations.

4.11. Further Assurances. Subject to the terms and conditions herein provided, each of the Parties, severally and not jointly, hereby agrees to use its best efforts to (a) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it (and, in the case of Parent, the conditions to Closing to be satisfied by Merger Sub); (b) to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents; (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and (d) to prevent the breach of any representation, warranty, covenant or agreement of such Party (and, in the case of Parent, any representation, warranty, covenant or agreement of Merger Sub) contained in this Agreement or any other Transaction Document, or in the event of any such breach, to promptly remedy the same. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or any of the other Transaction Documents, each Party shall use commercially reasonable efforts to take all such necessary or desirable action.

5. Conditions Precedent to the Closing.

5.1. Conditions Precedent to Obligations of Parent and Merger Sub. Parent and Merger Sub’s obligations to effect the Merger and consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions; provided that these conditions are for Parent’s or Merger Sub’s sole benefit, as applicable, and may be waived only by Parent or Merger Sub, as applicable, at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) Representations, Warranties, Covenants and Agreements. The representations and warranties of the Company herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(b) Transaction Documents. The Company shall have executed each of the Transaction Documents to which it is a party and delivered the same to Parent.

(c) Company Resolutions. Each of the Company Board and the Company Stockholders shall have adopted, and not rescinded or otherwise amended or modified, resolutions authorizing the Company’s entry into this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Company Resolutions”).

(d) Company Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the secretary or other duly authorized officer of the Company, certifying as to (i) the Company Certificate of Incorporation, certified as of a date within 10 days of the

Closing Date, by the Secretary of State of Delaware, (ii) the Company Bylaws, and (iii) the Company Resolutions, each as in effect at the Closing.

(e) Receipt of Shareholder Rep Letters. The Company shall have delivered an executed Shareholder Rep Letter from each of the Company Stockholders to Parent.

(f) Good Standing. The Company shall have delivered to Parent evidence as of a date within 10 days of the Closing Date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware.

(g) Private Placement. Each of the investors in the Private Placement shall have duly executed the Purchase Agreement, representing investments in Parent Preferred Stock and the Private Placement Warrants in the Private Placement of not less than an aggregate of Eighteen Million Dollars ($18,000,000), and the Registration Rights Agreement; all funds and related documents duly executed by such investors in the Private Placement required to consummate the Private Placement shall be in escrow and available for immediate release to Parent, or shall otherwise be available for immediate release to Parent, conditioned only upon the closing of the Merger contemplated by this Agreement; and the representations and warranties of each of the investors in the Private Placement party to the Purchase Agreement, the Registration Rights Agreement and each of the other documents and instruments entered into in connection with the Private Placement shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and each such investor in the Private Placement shall have performed, satisfied and complied with the covenants, agreements and conditions required thereby.

(h) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Laws or orders, judgments, injunctions, awards, decrees or writs handed down, including any consent decree, settlement agreement or similar written agreement (whether temporary, preliminary or permanent) which is then in effect, and no Litigation shall be pending against Parent, Merger Sub or the Company, that enjoins or otherwise prohibits (or seeks to enjoin or otherwise prohibit) or otherwise challenges the transactions contemplated hereby or by any of the other Transaction Documents (or the consummation thereof).

(i) Other Documents. Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Merger Sub may reasonably request.

5.2. Conditions Precedent to Obligations of the Company. The Company’s obligation to effect the Merger and consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions; provided that these conditions are for the Company’s sole benefit and may be waived only by the Company at any time in its sole discretion by providing Parent with prior written notice thereof:

(a) Representations, Warranties, Covenants and Agreements. The representations and warranties of each of Parent and Merger Sub herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and each of Parent and Merger Sub shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by Parent or Merger Sub, as applicable, at or prior to the Closing Date. The Company shall have received a certificate, executed by the chief executive officer of Parent, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Company.

(b) Transaction Documents. Each of Parent, Merger Sub and Name Change Merger Sub shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company, and each of Parent and Ryan Neely shall have executed the Lease Assignment Agreement and delivered the same to the Company.

(c) Governmental Authorities’ Approvals and Filings. All consents, approvals, orders and authorizations of, and filings, registrations, qualifications, designations and declarations with, any Governmental Authorities required to consummate the transactions contemplated hereby and by each of the other Transaction Documents, including under all applicable securities Laws, shall have been made and/or obtained, as applicable.

(d) Parent and Merger Sub Resolutions. Each of the Parent Board and Merger Sub Board and Parent, as the sole stockholder of Merger Sub, shall have adopted, and not rescinded or otherwise amended or modified, resolutions authorizing Parent’s and Merger Sub’s, as applicable, entry into this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, the Stock Repurchase, the Reverse Split and the Migratory Merger (collectively, the “Parent and Merger Sub Resolutions”).

(e) Name Change Merger Sub Resolutions. The board of directors of Name Change Merger Sub shall have adopted, and not rescinded or otherwise amended or modified, resolutions authorizing Name Change Merger Sub’s entry into the Name Change Merger Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, including the Name Change Merger (collectively, the “Name Change Merger Sub Resolutions”).

(f) Parent’s Secretary’s Certificate. Parent shall have delivered to the Company a certificate of the secretary or other duly authorized officer of Parent, certifying as to (i) the articles of incorporation of Parent, certified as of a date within 10 days of the Closing Date, by the Secretary of State of Nevada, (ii) the certificate of incorporation of Merger Sub, certified as of a date within 10 days of the Closing Date, by the Secretary of State of Delaware, (iii) the articles of incorporation of Name Change Merger Sub, certified as of a date within 10 days of the Closing Date, by the Secretary of State of Nevada, (iv) the Parent Restated Bylaws, (v) the bylaws of Merger Sub, (vi) the bylaws of Name Change Merger Sub, (vii) the Parent and Merger Sub Resolutions, and (viii) the Name Change Merger Sub Resolutions, each as in effect at the Closing.

(g) Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Nevada and shall be in full force and effect, enforceable against Parent in accordance with its terms and shall not have been amended.

(h) Resignation. (i) The Resigning Person shall have delivered the Resignation to Parent, and the Resignation shall not have been released, rescinded or revoked; (ii) each of the Persons listed on Schedule III shall have been duly appointed, effective immediately following the Closing and the closing of the Private Placement, to hold such office or offices of Parent set forth next to such Person’s name on Schedule III, in accordance with Section 4.2(c); and (iii) each of the Director Designees shall have been duly appointed to the board of directors of Parent in accordance with Section 4.2(c) and Schedule III, with the term of Gary Winemaster commencing immediately following the Closing and the closing of the Private Placement, and the terms of each of Thomas Somodi, Kenneth Winemaster, Kenneth Landini and H. Samuel Greenawalt commencing upon the Board Resignation Date.

(i) Assets and Liabilities. (i) Parent shall have delivered, or caused to be delivered, to the Company the Payoff Letters, in each case duly executed by the applicable Payoff Party, in accordance with Section 4.10; and (ii) none of Parent, Merger Sub or Name Change Merger Sub shall have any direct or indirect liabilities (including accounts payable), Indebtedness or obligations, whether absolute or contingent, liquidated or unliquidated or due or to become due, except (A) directly relating to the transactions contemplated hereby or incurred in the normal course of Parent’s business, and (B) for legal fees of Parent payable to Parent’s legal counsel as expressly contemplated by Section 10.3 hereof, which legal fees are subject to the Expense Cap and shall be paid from the proceeds of the Private Placement.

(j) Stock Repurchase. Parent shall have delivered to the Company an executed copy of the Repurchase Agreement, duly executed by the Company and each of the Parent Shareholders listed on Schedule I; the representations and warranties of each of the parties to the Repurchase Agreement shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and each such party shall have performed, satisfied and complied with the covenants, agreements and conditions required thereby; and the Stock Repurchase with respect to three million (3,000,000) shares of Parent Common Stock shall be consummated contemporaneously with the Closing.

(k) Private Placement. Parent shall have duly executed the Purchase Agreement, representing investments in Parent Preferred Stock and the Private Placement Warrants in the Private Placement of not less than an aggregate of Eighteen Million Dollars ($18,000,000), and the Registration Rights Agreement; all funds and related documents duly executed by Parent and the investors in the Private Placement required to consummate the Private Placement shall be in escrow and available for immediate release to Parent, or shall otherwise be available for immediate release to Parent, conditioned only upon the closing of the Merger contemplated by this Agreement; and the representations and warranties of each of the parties to the Purchase Agreement, the Registration Rights Agreement, the Voting Agreements and each of the other documents and instruments entered into in connection with the Private Placement shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and each such party shall have performed, satisfied and complied with the covenants, agreements and conditions required thereby.

(l) Name Change. The Name Change Articles of Merger shall have been filed with the Secretary of State of the State of Nevada and the Name Change Merger shall have been consummated.

(m) New Employment Agreement. Parent shall have duly executed the New Employment Agreement and delivered a copy to Thomas Somodi; the representations and warranties of each of the parties to the New Employment Agreement and each of the other documents and instruments entered into in connection with therewith shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and each such party shall have performed, satisfied and complied with the covenants, agreements and conditions required thereby.

(n) Termination Agreement. A termination agreement shall have been duly executed and delivered between the Company and Thomas Somodi, pursuant to which each of (1) that certain Subscription Agreement, dated as of April 16, 2005, as amended by that certain Amendment to Subscription Agreement, effective as of January 1, 2008, between the Company and Mr. Somodi, and (2) that certain Employment Agreement, dated as of April 16, 2005, as amended by that certain Amendment to Employment Agreement, effective as of January 1, 2008, between the Company and Thomas Somodi, shall be terminated and of no further force or effect, effective as of the Closing.

(o) Good Standings. Parent shall have delivered to the Company evidence as of a date within 10 days of the Closing Date of the good standing and corporate existence of each of Parent, Merger Sub and Name Change Merger Sub issued by the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, as applicable.

(p) Transfer Agent Certification. Parent shall have delivered to the Company a certificate of Pacific Stock Transfer Company, the transfer agent and registrar for the Parent Common Stock, certifying as of the Business Day prior to the date any shares of Parent Preferred Stock are first issued in the Private Placement, and before taking into consideration the Stock Repurchase, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(q) Audit Opinions. Parent shall have delivered (i) an agreement in writing from Jonathon P. Reuben, CPA, an Accountancy Corporation, Parent’s independent registered public accountant (“Reuben”), in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm, and (ii) an agreement in writing from Reuben to provide a letter of the type contemplated by section (a)(3) of Item 304 of Regulation S-K of the Securities Act.

(r) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Laws or orders, judgments, injunctions, awards, decrees or writs handed down, including any consent decree, settlement agreement or similar written agreement (whether temporary, preliminary or permanent) which is then in effect, and no Litigation shall be pending against Parent, Merger Sub or the Company, that enjoins or otherwise prohibits (or seeks to enjoin or otherwise prohibit) or otherwise challenges the transactions contemplated hereby or by any of the other Transaction Documents (or the consummation thereof).

(s) Other Documents. Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

6. Survival of Representations and Warranties. The representations and warranties of the parties hereto made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive the Closing for a period of fifteen (15) months; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.10, 3.11, 3.12, 3.24, 3.25 and 3.26 shall survive indefinitely. This Section 6 shall not limit any claim for fraud, intentional breach or willful misconduct.

7. Termination.

7.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

7.2. Termination by Either the Company or Parent. This Agreement may be terminated by either the Company or Parent at any time prior to the Effective Time as follows:

(a) if the Closing has not occurred by April 30, 2011 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Closing by such date; or

(b) if any Law or Governmental Authority prohibits consummation of the Closing or if any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, any court of competent jurisdiction or Governmental Authority restrains, enjoins or otherwise prohibits consummation of the Closing, and such order, judgment, injunction, award, decree or writ has become final and nonappealable.

7.3. Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time as follows:

(a) if a breach or failure of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 5.2(a); and (B) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; provided that the Company is not in material breach of its obligations under this Agreement; or

(b) immediately upon written notice by the Company to Parent; provided that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this Section 7.3(b) shall be void and of no force and effect, unless in advance of or concurrently with such termination, the Company pays, or causes to be paid, to an account or accounts designated by Parent, by wire transfer of immediately available funds an amount equal to fifty thousand dollars ($50,000) (the “Termination Fee”). In the event of a termination of this Agreement by the Company pursuant to this Section 7.3(b), the Company shall reimburse, or cause to be reimbursed, the actual and documented out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, promptly following Parent’s providing reasonable documentation thereof; provided that the reimbursement of such expenses shall not exceed the Expense Cap.

7.4. Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 5.1(a) and (B) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; provided that Parent is not in material breach of its obligations under this Agreement.

7.5. Effect of Termination. If this Agreement is terminated pursuant to this Section 7, it will become void and of no further force and effect, with no liability on the part of any Party (or any of their respective former, current, or future general or limited partners, shareholders, stockholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of this Section 7 will survive any termination of this Agreement; provided, however, that nothing herein shall relieve Parent or Merger Sub (or any of their respective directors or officers) from liabilities for damages incurred or suffered by the Company as a result of any fraud perpetrated, conspired in or otherwise committed by Parent or Merger Sub (or any of their respective directors or officers) or any knowing or intentional breach by Parent or Merger Sub of any of its representations, warranties, covenants or other agreements set forth in this Agreement that caused, or would reasonably be expected to cause, any of the conditions set forth in Sections 5.2(a) and 5.2(b) not to be satisfied.

8. Amendment of Agreement. This Agreement may be amended by the Parties at any time prior to the Closing; provided, that (a) no amendment that requires further shareholder approval under applicable Laws will be made without such required further approval and (b) such amendment has been duly authorized or approved by the Parties. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Company, Parent and Merger Sub. Any such amendment shall apply to, and bind all Parties.

9. Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” means, with respect to any Person, a second Person (i) in which the first Person owns a five percent (5%) equity interest, or (ii) that, directly or indirectly, (A) has a five percent (5%) equity interest in such first Person, (B) controls such first Person, (C) is controlled by such first Person or (D) is under common control with such first Person.

“Agreement” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Audit Opinion” shall have the meaning assigned to it in Section 3.8(d).

“Board Resignation” shall have the meaning assigned to it in Section 4.2(b).

“Board Resignation Date” shall have the meaning assigned to it in Section 4.2(b).

“Capital Lease Obligation” shall mean, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP, and the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall have the meaning assigned to such term in Section 2.1(b).

“Certificate of Designation” shall have the meaning assigned to such term in the Recitals.

“Certificate of Merger” shall have the meaning assigned to such term in Section 1.2.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Company Balance Sheet” shall have the meaning assigned to such term in Section 2.8.

“Company Balance Sheet Date” shall have the meaning assigned to such term in Section 2.8.

“Company Board” shall have the meaning assigned to it in Section 2.4.

“Company Bylaws” shall have the meaning assigned to it in Section 1.3(b).

“Company Certificate of Incorporation” shall have the meaning assigned to such term in Section 1.3(a).

“Company Common Stock” shall have the meaning assigned to it in Section 1.5(a)(ii).

“Company Disclosure Letter” shall have the meaning assigned to it in Section 2.

“Company Financial Statements” shall have the meaning assigned to it in Section 2.8.

“Company Material Adverse Effect” shall mean any material adverse effect on (i) the business, properties, assets, operations, results of operations, condition (financial or otherwise), credit worthiness or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the transactions contemplated hereby or the agreements and instruments to be entered into in connection herewith, or (iii) the authority or ability of the Company or any other Person (other than Parent or Merger Sub) party to any of the Transaction Documents to enter into the Transaction Documents and perform its obligations thereunder.

“Company Resolutions” shall have the meaning assigned to such term in Section 5.1(c).

“Company Stockholders” shall have the meaning assigned to it in the Recitals.

“Constituent Corporations” shall have the meaning assigned to it in Section 1.4.

“Contingent Obligation” shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contract” shall mean any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.

“control” or “controls” shall mean that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.

“Conversion Shares” shall have the meaning assigned to it in Section 3.7(b).

“DGCL” shall have the meaning assigned to it in the Recitals.

“Director Designees” shall have the meaning assigned to such term in Section 4.2(c).

“Effective Time” shall have the meaning assigned to it in Section 1.2.

“Eligible Market” shall mean the Over-the-Counter Bulletin Board.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation.

“Environmental Laws” shall mean all laws relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C. §2701, et seq., and the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Expense Cap” shall have the meaning assigned to such term in Section 10.3.

“FCPA” shall have the meaning assigned to it in Section 2.12.

“Filing Fees” shall have the meaning assigned to such term in Section 10.3.

“Financial Information” shall have the meaning assigned to such term in Section 3.8(b).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” shall mean any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, or self-regulatory organization, authority or body, whether in or of the United States or otherwise, including the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, the Eligible Market and FINRA.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” of any Person shall mean, without duplication (A) all indebtedness for borrowed money, (B) all trade accounts payable and other obligations issued, undertaken or assumed as the deferred purchase price of property or services, (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, redeemable Capital Stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller, bank or other financing source under such agreement in the event of default are limited to repossession or sale of such property), (F) all Capital Lease Obligations, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Information Statement” shall mean the information statement pursuant to Rule 14f-1 promulgated under the Exchange Act regarding a change in the majority of directors of Parent, together with any amendments or supplements thereof.

“Intellectual Property” shall mean all United States and foreign (i) inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents, patent applications, and patent disclosures, including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, including all registrations, registration applications, and renewals thereof and all goodwill associated therewith; (iii) copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials, curricula, course materials, instructional video tapes, tape recordings, visual aids and textual works), copyrights and copyright registrations and registration applications and renewals thereof; and (iv) trade secrets and confidential, proprietary, or non-public business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, franchisee, licensee and supplier lists, pricing and cost information, and business and marketing plans and proposals); and all other intellectual property, in any medium, including digital, and in any jurisdiction.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

“knowledge” and “know” means, when referring to any Person, the actual knowledge of such Person of a particular matter or fact, and what that Person would have reasonably known after due inquiry. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Latest Parent Balance Sheet” shall have the meaning assigned to it in Section 3.8(a).

“Law” shall mean any law, statute, rule, regulation, judgment, decree, order, ordinance, code, regulation, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority, including ERISA, all laws relating to employment and employment practices, terms and conditions of employment and wages and hours, Environmental Laws and the FCPA.

“Lease Assignment Agreement” shall have the meaning assigned to such term in Section 3.15.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other Law.

“Litigation” shall have the meaning assigned to it in Section 2.10.

“Lost Certificate Affidavit” shall have the meaning assigned to it in Section 1.6.

“Merger” shall have the meaning assigned to it in the Recitals.

“Merger Sub” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Merger Sub Board” shall have the meaning assigned to it in Section 3.2.

“Merger Sub Common Stock” shall have the meaning assigned to such term in Section 1.5(a)(i).

“Migratory Merger” shall have the meaning assigned to such term in the Recitals.

“Name Change Articles of Merger” shall have the meaning assigned to such term in Section 4.7.

“Name Change Common Stock” shall have the meaning assigned to such term in Section 3.1.

“Name Change Merger” shall have the meaning assigned to it in the Recitals.

“Name Change Merger Agreement” shall have the meaning assigned to such term in Section 4.7.

“Name Change Merger Sub” shall have the meaning assigned to it in the Recitals.

“Name Change Merger Sub Resolutions” shall have the meaning assigned to such term in Section 5.2(e).

“New Employment Agreement” shall have the meaning assigned to such term in the Recitals.

“Officer Resignation” shall have the meaning assigned to such term in Section 4.2(b).

“Outside Date” shall have the meaning assigned to such term in Section 7.2(a).

“Parent” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Parent and Merger Sub Resolutions” shall have the meaning assigned to such term in Section 5.2(d).

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 3.8(a).

“Parent Board” shall have the meaning assigned to it in the Recitals.

“Parent Board Appointments” shall have the meaning assigned to such term in Section 4.2(c).

“Parent Common Stock” shall have the meaning assigned to it in the Recitals.

“Parent Disclosure Letter” shall have the meaning assigned to it in Section 3.

“Parent Material Adverse Effect” shall mean any material adverse effect on (i) the business, properties, assets, operations, results of operations, condition (financial or otherwise), credit worthiness or prospects of Parent, (ii) the transactions contemplated hereby or the agreements and instruments to be entered into in connection herewith, or (iii) the authority or ability of Parent or any other Person (other than the Company Stockholders and the Company) party to any of the Transaction Documents to enter into the Transaction Documents and perform its obligations thereunder.

“Parent Contracts” shall have the meaning assigned to it in Section 3.16.

“Parent Preferred Stock” shall have the meaning assigned to it in the Recitals.

“Parent Restated Bylaws” shall have the meaning assigned to such term in Section 4.2(a).

“Parent Shareholders” shall have the meaning assigned to such term in Section 3.3(a).

“Party” and “Parties” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Person” shall include any natural person, corporation, business trust, association, limited liability company, partnership, joint venture or other entity and any government agency or political subdivision.

“Pre-Closing Period” shall have the meaning assigned to such term in Section 4.4.

“Private Placement” shall have the meaning assigned to it in the Recitals.

“Private Placement Warrants” shall have the meaning assigned to it in the Recitals.

“Private Placement Warrant Shares” shall have the meaning assigned to it in the Recitals.

“Purchase Agreement” shall have the meaning assigned to it in the Recitals.

“Real Property” shall mean all real property, facilities and fixtures.

“Real Property Leases” shall have the meaning assigned to such term in Section 3.15.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement contemplated by the Purchase Agreement and to be entered into in connection with the Private Placement, substantially in the form attached to the Purchase Agreement.

“Repurchase Agreement” shall have the meaning assigned to it in the Recitals.

“Resignation” shall have the meaning assigned to such term in Section 4.2(b).

“Resigning Person” shall have the meaning assigned to such term in Section 4.2(b).

“Reuben” shall have the meaning assigned to such term in Section 5.2(p).

“Reverse Split” shall have the meaning assigned to it in the Recitals.

“Roth” shall have the meaning assigned to it in the Recitals.

“Roth Warrant” shall have the meaning assigned to it in the Recitals.

“SEC Documents” shall have the meaning assigned to it in Section 3.8(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Shareholder Approval” shall mean the approval by the Company Shareholders of (i) an amendment to the Articles of Incorporation to effect the Reverse Split, and (ii) the Migratory Merger.

“Shareholder Rep Letters” shall have the meaning assigned to it in Section 3.7(b).

“Stock Repurchase” shall have the meaning assigned to it in the Recitals.

“Subsidiary” shall have the meaning assigned to such term in Section 2.1(b).

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1.

“Surviving Corporation Bylaws” shall have the meaning assigned to such term in Section 1.3(b).

“Surviving Corporation Certificate of Incorporation” shall have the meaning assigned to such term in Section 1.3(a).

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

“Termination Fee” shall have the meaning assigned to such term in Section 7.3(b).

“Transaction Documents” shall mean this Agreement, the Certificate of Designation, the Private Placement Warrants, the Certificate of Merger, the Name Change Articles of Merger, the amendment to the articles of incorporation of Parent contemplated by the Reverse Split, the Repurchase Agreement, the New Employment Agreement, the Purchase Agreement, the Registration Rights Agreement, the Voting Agreements, the Roth Warrant, the Lease Assignment Agreement and each of the other agreements and instruments to which Parent is (or will be) a party or by which it is (or will be) bound in connection with the transactions contemplated hereby and thereby, including the Merger, the Stock Repurchase, the Private Placement, the Reverse Split and the Migratory Merger.

“Voting Agreements” shall have the meaning assigned to it in the Recitals.

10. Miscellaneous.

10.1. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Parent or Merger Sub:
Format, Inc.
3553 Camino Mira Costa, Suite E
San Clemente, California 92672
Facsimile: (949) 481-9207
Attn: Ryan Neely

with a copy to:	M2 Law Professional Corporation
500 Newport Center Drive, Suite 800
Newport Beach, California 92660
Facsimile: (949) 706-1475
Attn: Michael Muellerleile

If to the Company:	The W Group, Inc.
655 Wheat Lane
Wood Dale, Illinois 60191
Facsimile: (630) 350-0103
Attn: Chief Executive Officer

with a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street

Chicago, Illinois 60661
Facsimile: (312) 577-8858
Attn: Mark D. Wood, Esq.

or, at such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice to the other party at least five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

10.2. Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto and the other Transaction Documents, supersedes all other prior oral and written agreements between the Company, Parent and Merger Sub, their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, together with the other Transaction Documents and the other instruments referenced herein and therein, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Company or any of its Subsidiaries, Parent or Merger Sub makes any representation, warranty, covenant or undertaking with respect to such matters. As of the date of this Agreement, there are no unwritten agreements between the parties with respect to the matters discussed herein.

10.3. Expenses. Parent hereby represents and warrants that expenses incurred, or to be incurred, by Parent, Merger Sub and Name Change Merger Sub in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (excluding the Filing Fees (as defined below)), shall not exceed Twenty-Five Thousand Dollars ($25,000) (the “Expense Cap”). Except as expressly set forth in Section 7.3(b), each Party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall (a) pay, or cause to be paid, from the proceeds of the Private Placement directly to Parent’s legal counsel, promptly following the Closing and upon Parent’ providing reasonable documentation thereof, the actual and documented out-of-pocket expenses (excluding the Filing Fees) incurred by Parent, Merger Sub or Name Change Merger Sub in connection with this Agreement and the transactions contemplated hereby; provided further, however, that the payment of such expenses shall not exceed the Expense Cap, and (b) reimburse, or cause to be reimbursed, or otherwise be responsible for, all filings fees incurred by Parent and paid by, or on behalf of, Parent to the Secretary of State of Nevada, the Secretary of State of Delaware and FINRA directly in connection with the transactions contemplated by this Agreement (the “Filing Fees”).

10.4. Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

10.5. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

10.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and heirs; provided, however, that no Party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of each of the other Parties, which consent may be withheld in the sole discretion of any Party, and any such transfer or assignment without said consent shall be void.

10.7. No Third Parties Benefited. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.8. Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. At the request of any Party, each other Party shall promptly re-execute an original form of this Agreement or any amendment hereto and deliver the same to the other Party. No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

10.9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of Illinois, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts for the State of Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this

Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.10. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.11. Interpretive Matters. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation. All references herein and in each of the other Transaction Documents to “dollars” or “$” shall mean the lawful money of the United States of America.

10.12. Remedies.

(a) Parent and Merger Sub agree that to the extent Parent has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of the Company and its Subsidiaries for such losses or damages shall be limited to the amount of the Termination Fee and the reimbursement of actual and documented expenses of Parent and Merger Sub, and (ii) in no event shall Parent or Merger Sub seek to recover any money damages in excess of such amount from the Company, its Subsidiaries, any of their respective Affiliates or any of their respective directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, agents or other representatives of the Company and its Subsidiaries.

(b) The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent or Merger Sub in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with Section 7 hereof, the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in each case with the posting of a bond or other security or proving actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto acknowledge that neither Parent nor Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or any of its Subsidiaries or to enforce specifically the terms and provisions of this Agreement and that the sole and exclusive remedy of Parent and Merger Sub with respect to any such breach shall be monetary damages, subject to the limitations set forth in Section 10.12(a).

(c) No failure or delay on the part of any party hereto in the exercise of any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude other or further exercise thereof or of any other right, power, privilege or remedy.

10.13. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

FORMAT, INC.

By:	/s/ Ryan A. Neely
Name:	Ryan A. Neely
Title:	President

MERGER SUB:

PSI MERGER SUB, INC.

By:	/s/ Ryan A. Neely
Name:	Ryan A. Neely
Title:	President

THE COMPANY:

THE W GROUP, INC.

By:	/s/ Gary S. Winemaster
Name:	Gary S. Winemaster
Title:	President

[Signature Page to Agreement and Plan of Merger]